Exhibit 10.2

OFFICEMAX INCORPORATED

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award (the “Award”), is granted on October 4, 2005 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to Don Civgin (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and pursuant to the following terms of this Agreement (the “Agreement”):

1.                                       Your Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.                                       You are hereby awarded 38,000 restricted stock units, at no cost to you, subject to the restrictions set forth in the Plan and this Agreement.

3.                                       Your Award is subject to a three-year restriction period (the “Restriction Period”).   Subject to the provisions of this Agreement and the Plan, 33.3% of the restricted stock units granted pursuant to this Award shall vest and immediately be paid on each of the first three anniversaries of the Award Date; provided, however, that if, in the good faith determination of OfficeMax (which shall be made immediately prior to the scheduled vesting date), some or all of the remuneration attributable to the payment of the Award shall fail to be deductible by OfficeMax for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code, as amended (the “Code”), the nondeductible amount of such payment shall be automatically deferred (the “Automatic Deferral”) until the day following the six month anniversary of your termination of employment; provided further, however, that if, in the good faith determination of the OfficeMax, such Automatic Deferral can reasonably be expected to result in the imposition of tax to you with respect to any portion of the Award prior to payment being made to you with respect to such portion of the Award, this provision shall be reformed to provide that all of the Award shall be paid out on the day following the six month anniversary of your termination of employment.  Upon your voluntary or involuntary termination of employment for any reason prior to completing three years of service, all restricted stock units not yet vested at the time of termination will be immediately forfeited.

4.                                       In the event of a Change in Control prior to the third anniversary of the Award Date, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement.  If the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination”, the Restriction Period will lapse with respect to all units not vested at the time of the Change in Control or your termination (as applicable), and all units will vest immediately.  “Change in Control” and “qualifying termination” shall be defined in an agreement providing specific benefits upon a change in control or in the Plan.

5.                                       This Award cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting.  Any attempt to transfer your rights in this Award prior to vesting will result in the immediate forfeiture of the units.

6.                                       You will not receive dividends or dividend units on the awarded units.  With respect to the awarded units, you are not a shareholder and do not have any voting rights.

7.                                       Vested restricted stock units will be paid to you in whole shares of OfficeMax common stock.  Partial shares, if any, will be paid in cash.

You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before November 4, 2005, or the Award will be forfeited.  Return your executed Agreement to:  Linda VanDeventer, OfficeMax Incorporated, 150 Pierce Road, Itasca, IL  60143, or fax your signed form to 630-438-2463.

OfficeMax Incorporated		Awardee

By:	/s/ Matt Broad	By:	/s/ Don Civgin